Exhibit 10.20

August 2, 2018

James A. Garman

[***]

Dear James:

I am pleased to confirm our offer for you to join AHS Management Company, Inc., part of the Ardent Health Services, (“Ardent”) family, as EVP, Human Resources & Administration with a start date of August 27, 2018. Congratulations and welcome to Ardent.

We are offering you an annual base salary of $425,000 per year and 500,000 Profit Interest Units. This grant is effective at the beginning of the quarter following your start date. Profits Interest are administered by Ardent’s legal department whom will draft formal documentation for your signature and execution.

You will also participate in Ardent’s Incentive Compensation Program with a target incentive payout of 75% of your base salary. The program provides for the payment of additional compensation if certain financial and operational targets are obtained and runs concurrent with our January 1 fiscal year. Your potential award will be prorated according to the portion of the fiscal year that you are employed by Ardent.

You will become eligible to participate in the Ardent benefits programs on the first day of the month following your completion of 30 days of service. With a start date of August 27, 2018, your eligibility date is October 1, 2018. Benefits information is enclosed.

We will provide relocation benefits as outlined in the attached summary with a miscellaneous expense allowance in the amount of $14,000 (grossed up 40%). All non-qualified relocation expenses/reimbursements are considered taxable income to the recipient and are subject to normal payroll tax withholding. As a result, the net pay of this relocation benefit will not be the exact amount, as stated above. All relocation expenses are subject to the reimbursement provision as described in the attached Relocation Expense Reimbursement Agreement.

In the event of a no-fault termination within 5 years of your start date you will be eligible for six (6) months base salary separation pay. This payment is subject to the terms of eligibility as defined in Ardent’s current/active severance policy.

Please indicate your acceptance of this offer by signing and returning this document. I am personally looking forward to working with you as a member of the Ardent team. We look forward to your contributions to the continued success of the company. If you have any questions in the interim, please do not hesitate to contact me.

Sincerely,

/s/ David Vandewater

David Vandewater

President & CEO

I accept this offer as EVP, HR & Administration with Ardent.

/s/ James A. Garman	August 3, 2018
James A. Garman	Date